LOCK-UP AND REDEMPTION AGREEMENT

THIS LOCK-UP AND REDEMPTION AGREEMENT (the “Agreement”) is made and entered into as of the date set forth on the signature page below, between SENTRY POWER TECHNOLOGY, INC., a Nevada corporation (“Sentry Power”), POWER TECHNOLOGY, INC., a Nevada corporation (“Power”) and SENTRY POWER SYSTEMS, LLC, a Delaware limited liability company (the “Holder”).

RECITALS:

WHEREAS, the Holder has agreed to exchange certain assets associated or used in connection with the operation of its automotive battery backup systems to provide emergency power to residential and business property in exchange for 6,075,949 shares of Power common stock (the “Power Shares”) pursuant to an Asset Purchase Agreement dated April 11, 2006, as Amended on May 1, 2006 and May 12, 2006 (the “Purchase Agreement”); and

WHEREAS, the Holder shall be entitled to receive the Power Shares upon the closing of the Purchase Agreement (the “Closing Date”) which is conditioned upon, among other things, the execution and delivery of this Agreement; and

WHEREAS, the Holder has agreed to enter into this Agreement to restrict the sale, assignment, transfer, conveyance, or hypothecation of the Power Shares and to provide for certain redemption and exchange rights between the parties, all on the terms set forth below; and

WHEREAS, any capitalized terms not defined herein shall have the meaning set for in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  The Holder agrees that it may not sell, pledge, hypothecate, transfer, assign or in any other manner dispose of the Power Shares for a period of twenty-four (24) months from the Closing Date, except for 1,582,279 Power Shares which the Holder has agreed to pledge to Power as collateral for a Guaranty Stock Pledge Agreement as provided for in the Purchase Agreement,. The Holder acknowledges that the certificates representing the Power Shares will contain certain restrictive legends reflecting this resale restriction.

2.  The restrictions set forth in Paragraph 1 above shall terminate and this Agreement shall be of no further force or effect if Sentry Power is not “Cash Flow Positive” as defined below twelve (12) months after the Closing Date and Power exercises its right, by written notice to Holder within fifteen (15) days of the end of the twelve (12) months period to call for redemption and exchange of all of the Power Shares held by the Holder in exchange for 65% of the shares then outstanding of Sentry Power (the “Power Redemption and Exchange Right”). In the event that Power elects to exercise the Power Redemption and Exchange Right then it shall have the right, but not the obligation, to require the Holder to file, at Power’s expense, a Registration Statement with the Securities and Exchange Commission (the “SEC”) to register for resale the 35% remaining shares of Sentry Power then held by Power (or its shareholders).

3. In the event that Power does not elect to exercise the Power Redemption and Exchange Right, then after twenty-four (24) months from the Closing Date the restrictions set forth in Paragraph 1 shall terminate and Holder shall own the Power Shares free and clear of any of the restrictions imposed by this Agreement or the Purchase Agreement. In addition, for a period of fifteen (15) days commencing twenty-four (24) months after the Closing Date, Holder shall have the right, with written notice to Power, to require Power to exchange 65% of the shares then outstanding of Sentry Power for all of the Power Shares (the “Holder Exchange Right”). In the event that the Holder elects to exercise the Holder Exchange Right then Power shall have the right, but not the obligation, to demand that Sentry Power file, at Sentry Power’s expense, a Registration Statement with the SEC to register for resale the 35% remaining shares of Sentry Power held by Power (or its shareholders).

4. For purposes of this Agreement Sentry Power shall be considered “Cash Flow Positive” where, in the preceding twelve months, Sentry Power has accrued positive earnings when earnings are calculated in accordance with generally accepted accounting procedures (1) before the deduction of interest and the amortization of principal due on the Promissory Note in the amount of $235,000, payable to CSI Business Finance, Inc.; (2) before the deduction of Federal Income Taxes payable by Sentry Power; and (3) before the deduction of depreciation expense.

5. The Holder agrees that it will not engage in any short selling of Power Shares during the term of this Agreement.

6. Except as otherwise provided in this Agreement or any other agreements between the parties, the Holder shall be entitled to its beneficial rights of ownership of the Power Shares, including the right to vote the Power Shares for any and all purposes.

7. The resale restrictions on the Power Shares set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

8. If Power, Sentry Power, or the Holder fails to fully adhere to the terms and conditions of this Agreement, such party shall be liable to every other party for any damages suffered by any party by reason of any such breach of the terms and conditions hereof. The parties agree that in the event of a breach of any of the terms and conditions of this Agreement, that in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, a preliminary and permanent injunction and an order of a court requiring the defaulting party to cease and desist from violating the terms and conditions of this Agreement and specifically requiring the party to perform its obligations hereunder is fair and reasonable by reason of the inability of the other parties to this Agreement to presently determine the type, extent or amount of damages that they may suffer as a result of any breach or continuation thereof. In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney's fees incurred in the enforcement of this Agreement.

9. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas; and all of the parties hereto agree that any action based upon this Agreement may be brought in the federal or state courts located in Harris County, Texas only, and each submits itself to the jurisdiction of such courts for all purposes hereunder.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

SENTRY POWER TECHNOLOGY, INC.

Date: May 16, 2006	By:	/s/ Bernard J. Walter
Bernard J. Walter, President

POWER TECHNOLOGY, INC.

By:	/s/ Bernard J. Walter
Bernard J. Walter, President

SENTRY POWER SYSTEMS, LLC

By:	/s/ Michael Julian
Michael Julian, Manager

Number of Power Shares Subject to this Agreement: 1,582,279